VSE Reports Financial Results for Fourth Quarter and Year Ended 2017
DoD Increases Drive Revenue Growth for the Year

Alexandria, Virginia, March 1, 2018 - VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the three months and twelve months ended December 31, 2017.

CEO Commentary

“Our Federal Services Group was the primary driver of our revenue increase in 2017 due to continued growth in our DoD work,” said Maurice “Mo” Gauthier, VSE CEO. “That said, federal government budget uncertainties in the fourth quarter of 2017 adversely affected our contract funding and backlog. Our Supply Chain Management Group revenues increased for the year and our Aviation Group revenues increased in the fourth quarter as a result of new work initiatives."

Mr. Gauthier continued, "Our increase in net income for the year is due in large part to the enactment of the Tax Cuts and Jobs Act, which resulted in a reduction in our deferred tax liabilities. We are better positioned to consider a wider range of strategic opportunities as we continue to reduce our debt, have increased our borrowing capacity and will benefit from a reduction in our future tax rates."

Fourth Quarter and Year-End Results

(in thousands, except per share data)
	Three Months ended December 31,			Twelve Months ended December 31,
	2017	2016	% Change	2017	2016	% Change
Revenues	$194,795	$214,901	(9.4)%	$760,113	$691,790	9.9%
Operating income	$12,887	$13,286	(3.0)%	$54,325	$51,529	5.4%
Net income	$17,357	$7,184	141.6%	$39,096	$26,793	45.9%
EPS (Diluted)	$1.59	$0.66	140.9%	$3.60	$2.47	45.7%

Year-End Highlights

•
We recorded a one-time reduction in our deferred tax liabilities under the Tax Cuts and Jobs Act ("Tax Act") that lowered our provision for income taxes and correspondingly increased our net income by approximately $10.6 million for 2017.

•
Revenues from our Federal Services Group increased by 16% for 2017 as compared to 2016. This increase was the result of a full year of revenue from our equipment refurbishment services at Red River Army Depot, and increased revenue from our Foreign Military Sales ("FMS") support contract with the Naval Sea Systems Command ("NAVSEA").

•	Our Supply Chain Management Group sales to the Department of Defense and commercial customers increased approximately $9.6 million, or 40% in 2017.

•
Our Aviation Group has opened an office in Singapore to provide supply chain services in support of various strategic partners, which expands our geographic distribution footprint and extends new and existing product lines to new clients and geographic markets.

•
Bookings and funded contract backlog in our Federal Services Group totaled $430 million for 2017 compared to revenue of $411 million for the same period, resulting in a book-to-bill ratio of 1.05. Funded contract backlog as of December 31, 2017 was $324 million, compared to $403 million as of September 30, 2017 and $322 million as of December 31, 2016.

•
We reduced our bank debt during 2017 by approximately $43 million and our leverage ratio has declined. In January 2018 we amended our bank loan agreement to extend the maturity date on our bank debt and increase our borrowing capacity.

Financial Information

Revenues were $194.8 million in the fourth quarter of 2017 compared to $214.9 million in the fourth quarter of 2016. This decline was primarily due to an exceptionally large amount of services and materials ordered on our FMS contract in the fourth quarter of 2016. For the full year, revenues were $760.1 million in 2017 compared to $691.8 million in 2016. The full year increase is primarily due to increased revenue from our Federal Services Group and our Supply Chain Management Group.

Operating income was $12.9 million in the fourth quarter of 2017 compared to $13.3 million in the fourth quarter of 2016. For the full year, operating income was $54.3 million in 2017 compared to $51.5 million in 2016. The increase in full year operating income resulted primarily from the increase in our Federal Services Group revenues.

Net income was $17.4 million in the fourth quarter of 2017, or $1.59 per diluted share, compared to $7.2 million, or $0.66 per diluted share in the fourth quarter of 2016. Net income was $39.1 million for the full year of 2017, or $3.60 per diluted share, compared to $26.8 million, or $2.47 per diluted share for the full year of 2016.

Tax Cuts and Jobs Act

The Tax Act was enacted on December 22, 2017, and is reflected in our fourth quarter net income and EPS. Our fourth quarter net income benefited from a reduction in our net deferred tax liability of $10.6 million due to the lower tax rate under the Tax Act. On an ongoing basis, our statutory federal income tax rate will be 21% versus 35%. We expect our net effective tax rate in 2018 and beyond to be approximately 24% under the Tax Act. The final impact, however, of the Tax Act may differ materially due to various factors, including further refinement of our calculations, changes in interpretations and assumptions that we have made, additional guidance that may be issued by the U.S. Government, and actions we may take.

Non-GAAP Financial Information

The non-GAAP Financial Information (unaudited) set forth below is not calculated in accordance with
U.S. generally accepted accounting principles (GAAP) under SEC Regulation G. These non-GAAP financial measures consist of EBITDA and Adjusted EBITDA. We consider these non-GAAP financial measures as important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These adjusted financial measures are intended to highlight non-operational, unusual or non-recurring items. They should not, however, be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for changes in earn-out obligations from acquisitions.

Non-GAAP Financial Information (unaudited)

For the Three-Months and Twelve-Months ended December 31,
($ in thousands)	Three Month Results			Twelve Month Results
	2017	2016	% Change	2017	2016	% Change
Net Income	$17,357	$7,184	141.6%	$39,096	$26,793	45.9%
Interest Expense	2,082	2,449	(15.0)%	9,240	9,855	(6.2)%
Income Taxes	(6,552)	3,653	(279.4)%	5,989	14,881	(59.8)%
Amortization of Intangible Assets	4,004	4,004	—%	16,017	16,067	(0.3)%
Depreciation and Other Amortization	2,294	2,527	(9.2)%	9,865	9,979	(1.1)%
EBITDA	19,185	19,817	(3.2)%	80,207	77,575	3.4%
Earn-Out Adjustments (Income)/Expense	—	—		—	(1,329)
Adjusted EBITDA	$19,185	$19,817	(3.2)%	$80,207	$76,246	5.2%

EBITDA was approximately $19.2 million for the fourth quarter of 2017 and approximately $80.2 million for 2017, compared to approximately $19.8 million for the fourth quarter of 2016 and approximately $77.6 million for 2016. Adjusted EBITDA was approximately $19.2 million for the fourth quarter of 2017 and approximately $80.2 million for 2017, compared to approximately $19.8 million for the fourth quarter of 2016 and approximately $76.2 million for 2016.

Capital Expenditures
Capital expenditures were $3.3 million for 2017, compared to $7.4 million for 2016. The higher capital expenditures in 2016 were primarily attributable to the purchase of property and equipment related to our Supply Chain Management Group.

About VSE
Established in 1959, VSE is a diversified products and services company providing logistics solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to our 2017 Form 10-K for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the SEC.